EXHIBIT 99.1
FirstCash Reports Record Fourth Quarter and Full-Year Earnings Results;
Adds 45 Pawn Stores in the Fourth Quarter through Acquisitions and Store Openings;
Repurchases 2.2 Million Shares in 2022 and Declares Quarterly Cash Dividend
_________________________________________________________________________________________

Fort Worth, Texas (February 2, 2023) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions, today announced record operating results for the fourth quarter and full-year ended December 31, 2022. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.33 per share, which will be paid in February 2023.

Mr. Rick Wessel, chief executive officer, stated, “Record fourth quarter revenue and earnings results capped off an outstanding 2022 for FirstCash. Pawn receivables ended the year at record levels and we continued to see strong revenue and earnings growth from the core pawn segments in both the U.S. and Latin America. Additionally, the retail POS payment solutions segment (American First Finance or AFF), continued to generate revenue and earnings growth in the fourth quarter, both year-over-year and sequentially.

“FirstCash completed several significant pawn store acquisitions in the fourth quarter, adding 27 U.S. locations and one store in Latin America. In addition, 17 new stores were opened in Latin America, bringing the total store additions to 45 locations for the quarter and 76 for the year. We anticipate that these added stores will be accretive in 2023, which we expect will further drive long-term revenue and earnings growth.

“Our strong balance sheet and record cash flows further supported shareholder returns in 2022 with $158 million going toward the repurchase of 2.2 million shares of stock in addition to paying $60 million in cash dividends.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2022	2021	2022	2021
Revenue	$749,344	$501,774	$757,203	$503,482
Net income	$80,066	$29,371	$76,642	$63,472
Diluted earnings per share	$1.72	$0.70	$1.65	$1.52
EBITDA (non-GAAP measure)	$147,693	$60,026	$130,731	$102,289
Weighted-average diluted shares	46,523	41,720	46,523	41,720

	Twelve Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2022	2021	2022	2021
Revenue	$2,728,942	$1,698,965	$2,771,599	$1,700,673
Net income	$253,495	$124,909	$245,737	$161,479
Diluted earnings per share	$5.36	$3.04	$5.19	$3.94
EBITDA (non-GAAP measure)	$496,860	$244,098	$437,344	$289,631
Weighted-average diluted shares	47,330	41,024	47,330	41,024

Consolidated Operating Highlights
•The Company posted record consolidated revenues, net income, earnings per share, EBITDA and operating cash flows for the fourth quarter and the full year 2022:
◦Net income for the fourth quarter increased 173% over the prior-year quarter on a GAAP basis while adjusted net income, which excludes certain purchase accounting and other adjustments as described herein, increased 21% compared to the prior-year quarter. For the full year, net income increased 103% on a GAAP basis and 52% on an adjusted basis compared to the prior year.
◦Diluted earnings per share for the fourth quarter of 2022 increased 146% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share, which excludes certain purchase accounting and other adjustments as described herein, increased 9% compared to the prior-year quarter. For the full year of 2022, diluted earnings per share increased 76% on a GAAP basis and 32% on an adjusted basis compared to the prior year.
◦Adjusted EBITDA for the full year was $437 million, an increase of $148 million, or 51%, compared to the prior year. For the fourth quarter of 2022, adjusted EBITDA increased 28% compared to the prior-year quarter.
◦Consolidated revenues totaled $2.7 billion for 2022, an increase of 61% on a GAAP basis and 63% on an adjusted basis compared to the prior year. Consolidated revenues in the fourth quarter increased 49% over the prior-year quarter and 50% on an adjusted basis.
◦Operating cash flows for the full year were a record $469 million, as were adjusted free cash flows (a non-GAAP measure) of $315 million in 2022.
•Combined pre-tax operating income from the Company’s two pawn segments increased 16% in the fourth quarter of 2022 compared to the prior-year quarter and represented 80% of consolidated adjusted segment profit for the quarter.
◦U.S. pawn segment pre-tax income for the fourth quarter of 2022 was $83 million, an increase of 15% over the fourth quarter of the prior year. These results were driven primarily by a 16% increase in pawn fee revenue compared to the prior-year quarter.
◦Latin America pawn segment pre-tax income for the fourth quarter of 2022 was $43 million, an increase of 19% over the fourth quarter of the prior year (14% on a constant currency basis), reflecting continued acceleration of pawn and retail demand across all markets.
•The retail POS payment solutions segment (AFF) contributed fourth quarter GAAP segment pre-tax income of $22 million while adjusted segment pre-tax income, which excludes non-cash purchase accounting impacts, was $31 million, an 11% increase compared to the previous sequential quarter (third quarter of 2022).

Store Base and Platform Growth
•Pawn Stores: During the fourth quarter, the Company added a total of 45 pawn stores and for the full year added 76 new locations:
◦U.S. Pawn: The Company completed the acquisitions of a 14-store chain in Alabama and an 11-store chain in Texas during December. The Alabama acquisition significantly expands the Company’s presence in the state where it is now the largest operator with a total of 23 locations. The Texas acquisition further increases the Company’s leading market share in the rapidly growing central Texas region. Additionally, the Company completed single store acquisitions in Florida and Texas during the quarter.

Including these acquisitions, a total of 30 U.S. pawn stores were acquired in 2022 for an aggregate purchase price of approximately $73 million. In total, the Company now has an industry leading 1,101 full-service U.S. pawn locations in 25 states and the District of Columbia.
Additionally, the Company purchased the underlying real estate at six of its existing pawn stores during the fourth quarter, part of the 44 properties acquired in total during 2022. This brings the total number of owned U.S. locations to 294.
◦Latin America Pawn: A total of 17 de novo locations were opened in Latin America during the fourth quarter of 2022 and one store was acquired in Guatemala. For the full year, 45 de novo locations were opened with 43 in Mexico, one in Guatemala and one in El Salvador.
The Company also acquired, from competitors, the operating assets, both pawns and inventories, of 19 stores in Latin America during the fourth quarter. The acquired assets have been redistributed to existing Company locations within close proximity and the competitors’ stores were closed, thereby minimizing store cannibalization and maximizing existing store operating efficiencies.
•Retail POS Payment Solutions Merchant Partnerships: AFF continued to grow market share in its space in 2022 with approximately 9,200 active retail and e-commerce merchant partner locations at December 31, 2022, representing a 41% increase in active merchant locations compared to December 31, 2021. With these additions, which included almost 1,100 of the Company’s U.S. pawn stores, the Company continues to realize increased diversification of its key merchant relationships and market verticals.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income increased by $58 million for full year 2022, or 25%, compared to the prior year. The resulting segment pre-tax operating margin was 23% for the full year, an improvement over the 22% margin for the prior year.
•Segment pre-tax operating income in the fourth quarter of 2022 increased by $11 million, or 15%, compared to the prior-year quarter, driven primarily by increased pawn loan fees. The resulting segment pre-tax operating margin was 25% for the fourth quarter of 2022, an improvement over the 24% margin for the prior-year quarter.
•Pawn loan fee revenue increased 22% for 2022 and 16% for the fourth quarter, while on a same-store basis, pawn loan fee revenue increased 20% and 16%, respectively, compared to the same prior-year periods.
•Pawn receivables at December 31, 2022 increased 10% compared to the prior year and are above the comparative pre-pandemic levels of December 2019. Same-store pawn receivables are up 8% over the same point a year ago.
•Retail merchandise sales increased 10% for the full year 2022 while the fourth quarter sales increased 5% compared to the prior-year quarter. On a same-store basis, retail sales increased 4% compared to the prior-year quarter. As a reminder, the comparable fourth quarter 2021 results had normalized inventory levels and were especially strong, up 29% compared to the fourth quarter of 2020.
•Retail sales margins remained above historical averages at 42% for the fourth quarter and full year of 2022, reflecting solid demand for value-priced, pre-owned merchandise and low levels of aged inventory.
•Annualized inventory turnover was 2.7 times for the twelve months ended December 31, 2022 and inventories remain well-positioned, with aged inventory (greater than one year) remaining extremely low at 1%.
•Operating expenses increased 6% in the fourth quarter of 2022 both in total and on a same-store basis compared to the prior-year quarter, and for the full year were up 7% in total and 5% on a same-store basis compared to the prior year, reflecting slightly increased staffing levels necessary to support revenue growth and the impact of higher variable compensation expense.

Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the fourth quarter of 2022 was 19.7 pesos / dollar, a favorable change of 5% versus the prior-year period, and for the twelve-month period ended December 31, 2022 was 20.1 pesos / dollar, a favorable change of 1% versus the comparable prior-year period.

Latin America Pawn Segment Operating Results
•For the full year of 2022, segment pre-tax operating income increased 17%, or 16% on a constant currency basis, or $20 million, compared to the prior year. The resulting pre-tax operating margin was 21% for the full year which equaled the prior year.
•Fourth quarter segment pre-tax operating income was strong as well, increasing 19%, or 14% on a constant currency basis, over the prior-year quarter, driven primarily by increased retail merchandise sales and pawn loan fees. The resulting pre-tax operating margin was 21% for the fourth quarter of 2022 compared to 22% in the prior-year quarter.
•Pawn receivables were at record year-end levels as of December 31, 2022, increasing 18% on a U.S. dollar basis, or 12% on a constant currency basis, both in total and on a same-store basis, compared to the prior year.
•Pawn loan fees increased 16%, or 11% on a constant currency basis, in the fourth quarter of 2022 as compared to the prior-year quarter, reflecting growth in pawn receivables. Same-store pawn loan fees increased 16%, or 10% on a constant currency basis, compared to the prior-year quarter. For the full year, pawn loan fees increased 10% compared to the prior year on a U.S. dollar and constant currency basis, respectively.
•Retail merchandise sales in the fourth quarter of 2022 increased 20%, or 14% on a constant currency basis, compared to the prior-year quarter. Same-store retail merchandise sales in the fourth quarter of 2022 increased 19% on a U.S. dollar basis, or 14% on a constant currency basis. For the full year, retail merchandise sales increased 14%, or 13% on a constant currency basis, compared to the prior year, while same-store retail merchandise sales increased 13%, or 12% on a constant currency basis, compared to the prior year.
•Retail margins remained within historical norms at 34% for the fourth quarter of 2022 and 36% for the full year, despite a highly competitive holiday retail environment in Mexico for cell phones and other popular consumer electronics. Annualized inventories turned at near record levels of 4.2 times in 2022 and 2021, while inventories aged greater than one year remained extremely low at 1%.
•Operating expenses increased 12% in total and on a same-store basis compared to the prior-year quarter while full year operating expenses increased 8% in total and 7% on a same-store basis compared to the prior year. The increases were driven by higher incentive compensation expense related to growth in net revenue and earnings along with general inflationary impacts and increases in the federally mandated minimum wage and benefit programs.

Retail POS Payment Solutions Segment - American First Finance (AFF) Operating Results
Note: The reconciliations of GAAP revenues and earnings for this segment to adjusted revenues and earnings are provided and described in more detail in the Retail POS Payment Solutions Segment Results section of this release.
•Segment pre-tax operating income for the fourth quarter of 2022 totaled $22 million on a GAAP basis and $31 million on an adjusted basis, which excludes non-cash purchase accounting impacts. This represents a sequential improvement of 12% and 11%, respectively, over the third quarter of 2022. For the full year, segment pre-tax operating income totaled $59 million on a GAAP basis and $110 million on an adjusted basis.

•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, totaled $213 million on a GAAP basis, or $221 million on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements. Revenues for the full year totaled $803 million on a GAAP basis and $846 million on an adjusted basis.
•Combined gross leased merchandise and finance receivables outstanding at December 31, 2022, excluding the impacts of purchase accounting, increased 2% compared to the December 31, 2021 balances. Gross merchandise under LTO, which is AFF’s core POS payment solution product, increased 15% year-over-year.
•Gross volume of originated LTO and POS financing transactions totaled $851 million for all of 2022, representing 5% growth over the prior year. While fourth quarter origination activity saw a slight decrease of 1% compared to the fourth quarter of 2021, origination activity in December 2022 increased 4% compared to December 2021, reflecting improved origination momentum during the holiday season.
•As highlighted earlier in this release, AFF saw 41% growth in the number of active merchant locations at December 31, 2022 compared to the same point a year ago. Merchant door locations growth in 2022 included almost 1,100 of the Company’s U.S. pawn locations.
•For the core LTO product, the average monthly net charge-off (“NCO”) rate (merchandise net charge-offs as a percentage of the average merchandise on lease for the period, both figures being adjusted to exclude any fair value purchase accounting impacts) for the fourth quarter of 2022 was 5%,which is in line with the rate in the prior-year quarter. The average monthly NCO rate for the full year of 2022 was 5% as well.
•For finance receivable products, the average monthly NCO rate (receivable net charge-offs as a percentage of the average receivable balance for the period) for the fourth quarter of 2022 was in-line with recent loss expectations at 5% as compared to the prior-year quarter rate of 4%. The average monthly NCO rate for the full year of 2022 was 5%.

Cash Flow and Liquidity
•The Company generated $469 million in cash flow from operations and $315 million in adjusted free cash flow during 2022, which represented year-over-year increases of 110% and 177%, respectively.
•The Company’s strong liquidity position at December 31, 2022 includes cash balances of $117 million and ample borrowing capacity under its revolving credit facilities. During 2022, the Company utilized its cash flows and liquidity to fund significant growth in pawn receivables and inventories, acquire 31 pawn stores for $70 million, strategically purchase $83 million of underlying real estate at 44 pawn store locations, pay dividends that total $60 million and repurchase $158 million of its stock, as further discussed below.
•The majority of the Company’s long-term financing is fixed rate debt with favorable terms and maturity dates not until 2028 and 2030. During 2022, the Company also upsized its revolving U.S. credit facility to $590 million and extended the maturity date to 2027.
•The Company’s leverage ratio was reduced significantly in 2022 as net debt to adjusted EBITDA was 2.9x at December 31, 2022 compared to 4.1x at December 31, 2021.

Shareholder Returns
•During the fourth quarter of 2022, the Company repurchased 169,000 shares of common stock at an aggregate cost of $13 million and an average cost per share of $77.78.
•For the full year, the Company repurchased 2,204,000 shares of common stock at an aggregate cost of $158 million and an average cost per share of $71.63. The Company has approximately $14 million remaining under the current share repurchase program authorized in April 2022.

•As previously reported, on October 26, 2022, the Board of Directors approved an additional share repurchase authorization for up to $100 million that becomes effective upon the completion of the current authorization. Combined with the current plan, the Company has authorization to repurchase up to $114 million of its common stock. Future share repurchases are subject to expected liquidity, acquisition opportunities, debt covenant restrictions and other relevant factors.
•The Board of Directors declared a $0.33 per share first quarter cash dividend on common shares outstanding which will be paid on February 28, 2023 to stockholders of record as of February 14, 2023. This represents an annualized cash dividend of $1.32 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•The Company generated a 14% return on equity in 2022, compared to a 9% return in 2021, while the return on assets for 2022 was 7% compared to 5% in 2021.

2023 Outlook
The Company’s outlook for 2023 is highly positive, with expected year-over-year growth in revenue and earnings in all segments driven by the continued growth in earning asset balances coupled with recent store additions as we begin the year. Anticipated conditions and trends for 2023 include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2023 as the Company expects segment income from the combined U.S. and Latin America pawn segments will be approximately 80% of total adjusted segment level pre-tax income.
•Inflationary economic environments have historically driven increased customer demand for both pawn loans and value-priced merchandise offered in pawn stores. In addition, credit tightening from competing unsecured lenders has historically driven additional demand for pawn products.
◦Beginning of the year pawn receivables are up 10% in the U.S., which includes balances from recently acquired stores, and Latin American balances are up 12% on a currency adjusted basis. While comparative 2022 prior-year balances will progressively increase over the course of 2023, the Company expects to maintain mid-single digit or better growth in pawn receivables in both markets during the year, with per store balances that are well ahead of comparative balances in pre-pandemic 2019.
◦Consolidated retail sales are expected to grow as well, reflecting mid-single digit growth in total inventories with margins for 2023 expected to remain above 40% in the U.S. with mid-thirty percent margins in Latin America.
◦Operating expenses are expected to rise moderately in all markets due to the increase in store counts from recent acquisitions/openings of approximately 3% along with continued inflationary impacts from higher labor costs and other expenses in a range of 5% to 7% on a same-store basis.
•The Company expects approximately 60 new store additions in Latin America in 2023 through de novo openings and another four stores are expected to be opened in the Las Vegas market in the U.S. in 2023. Management continues to evaluate additional potential opportunities for store growth from opportunistic acquisitions in the U.S. and Latin America.

POS Payment Solutions (AFF) Operations:
•Macroeconomic retail headwinds continue to impact consumer confidence in general and more specifically for large ticket transactions at many of AFF’s retail merchant partners. Assuming that the current macro environment does not change significantly, management continues to expect year-over-year growth in gross transaction volumes of 8% to 12% in 2023, primarily from increased merchant door counts, which should result in similar expected growth in revenues for 2023 as well. As a reminder, LTO and finance revenues are typically lower in the first half of the year due to the impact of early buyout activity associated with first quarter tax refunds which reduces merchandise on lease and finance receivable balances.

•The Company expects AFF’s estimated lease and loan loss provisioning rates for 2023 to remain consistent with 2022, reflecting continued additional provisioning above historical losses for most portfolios given ongoing inflationary stress on consumers. As a reminder, AFF utilizes a lease and loan reserve methodology that reflects expected lifetime losses on its portfolios which are established and expensed in the month of origination and updated monthly thereafter if there are changes in estimated future losses based upon actual performance trends. From a seasonal perspective, lease and loan loss reserve provisioning on originations are higher in the first half of the year based on the longer length of time before the next tax refund season. Operating expenses for the full year are expected to increase in 2023 as well, primarily due to the expected increase in origination activity.
•With the expected 2023 revenue growth, the Company expects full year earnings growth from AFF in 2023 as well. Most of the 2023 earnings growth is projected in the second, third and fourth quarters. Comparative earnings in the first quarter of last year were elevated, benefiting from lower than normal credit provisioning and variable expenses due to highly suppressed first quarter 2022 merchant driven origination activity, driven in part to the resurgence of Omicron and winter weather patterns a year ago.
•There are no remaining purchase accounting adjustments impacting reported revenues beginning in 2023. The Company will continue to adjust earnings measures to exclude non-cash amortization of intangible assets arising from the AFF acquisition, which is expected to total approximately $57 million in 2023.

Interest Expense, Tax Rates and Currency:
•While the Company expects some level of net de-leveraging by the end of 2023, net interest expense is expected to increase in 2023 compared to 2022 by approximately $10 million to $14 million due to higher floating interest rates on the borrowings under the revolving credit facilities.
•For the full year of 2023, the effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 24% to 25%. This compares to the 2022 adjusted effective tax rate of 23.4%.
•Each full point change in the exchange rate of the Mexico peso represents an approximate $0.08 to $0.10 annual impact on earnings per share.

Additional Commentary and Analysis

Mr. Wessel further commented on the 2022 results, “The tremendous fourth quarter and full year results reflected a strong operating environment, especially for pawn, coupled with outstanding execution on the part of our professionals across our entire organization.

“Both the U.S. and Latin America pawn segments performed exceptionally well during 2022, with continued growth momentum through the fourth quarter. The current demand for pawn products in both markets has more than fully recovered from the pandemic related impacts, with fourth quarter pawn segment income for 2022 up over comparative income in 2019 by 23% in the U.S. and 8% in Latin America.

“FirstCash continued to grow its store base through several fourth quarter acquisitions in the U.S. that totaled 27 stores primarily located in Alabama and Texas. Most of these stores are highly profitable and were acquired at earnings multiples in line with historic valuations and, as a result, we expect them to be immediately accretive to earnings in 2023. The Latin America store base and earning assets grew in the fourth quarter as well, with the opening of 17 new locations, one acquired store and through the consolidation of earning assets at 19 competitor stores that were redistributed into our existing store base to minimize cannibalization and maximize existing store efficiencies.

“We continue to see a robust operating environment for pawn lending as we enter 2023 with beginning pawn receivables up 10% in the U.S. and 18% in Latin America versus the prior year. Retail demand remains solid in the U.S. segment as evidenced by the continued strength in margins and inventory turns in the fourth quarter. Latin America retail sales were particularly strong with currency adjusted same-store sales growth of 14% in the fourth quarter when compared to the prior year.

“We believe the outlook for pawn store growth in 2023 is exciting as well, with plans to open approximately 60 new locations in Latin America and another four locations in the Las Vegas market where licensing restrictions are cumbersome. In addition, we continue to expect multiple acquisition opportunities in both the U.S. and Latin America during 2023.

“The new retail POS payment solutions segment resulting from the acquisition of AFF in December 2021 contributed significantly to our consolidated revenues, earnings and cash flows in its first full year of operations as part of FirstCash. While 2022 was a difficult operating environment for almost all LTO operators due to reduced origination activity and normalizing consumer credit, we believe that AFF significantly outperformed most of its peers. In particular, AFF saw continued growth in originations while successfully navigating a more challenging credit environment. We remain very optimistic about AFF’s ability to generate long-term earnings growth and provide diversification of our overall product portfolio.

“The Company’s financial position remains strong, as illustrated by the strength of its balance sheet and cash flows, and we intend to continue to provide shareholder returns through dividends, buybacks, new stores, accretive acquisitions and real estate purchases. We believe that expected cash flows in 2023 can continue to fund these initiatives and further reduce our leverage ratio.

“In summary, we are extremely pleased with our execution and accomplishments in 2022 and look forward to the potential for further growth in revenues, earnings and shareholder value in 2023,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,800 pawn stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 9,200 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www/americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to, or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company, the putative shareholder securities class action lawsuit filed against the Company; risks related to the AFF transaction and the Company’s other acquisitions, including the failure of the transaction to deliver the estimated value and benefits expected by the Company; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products, including, as a result to, changes in the general economic conditions; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation and rising interest rates, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and in the other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue:
Retail merchandise sales	$359,161	$327,914	$1,261,136	$1,134,249
Pawn loan fees	149,777	128,986	561,390	475,782
Leased merchandise income	166,427	22,720	622,163	22,720
Interest and fees on finance receivables	46,241	9,024	181,280	9,024
Wholesale scrap jewelry sales	27,738	13,130	102,973	57,190
Total revenue	749,344	501,774	2,728,942	1,698,965

Cost of revenue:
Cost of retail merchandise sold	220,831	194,830	764,553	663,464
Depreciation of leased merchandise	90,665	12,826	353,495	12,826
Provision for lease losses	29,731	5,442	139,502	5,442
Provision for loan losses (1)	35,049	48,952	118,502	48,952
Cost of wholesale scrap jewelry sold	23,933	11,472	88,304	49,129
Total cost of revenue	400,209	273,522	1,464,356	779,813

Net revenue	349,135	228,252	1,264,586	919,152

Expenses and other income:
Operating expenses	189,511	149,761	728,909	564,832
Administrative expenses	37,061	22,654	147,943	111,259
Depreciation and amortization	26,337	13,175	103,832	45,906
Interest expense	19,959	9,997	70,708	32,386
Interest income	(209)	(276)	(1,313)	(696)
(Gain) loss on foreign exchange	(387)	188	(585)	436
Merger and acquisition expenses	2,027	14,185	3,739	15,449
Gain on revaluation of contingent acquisition consideration	(26,760)	(17,871)	(109,549)	(17,871)
Other expenses (income), net	(10)	(691)	(2,731)	949
Total expenses and other income	247,529	191,122	940,953	752,650

Income before income taxes	101,606	37,130	323,633	166,502

Provision for income taxes	21,540	7,759	70,138	41,593

Net income	$80,066	$29,371	$253,495	$124,909

(1)Results for the three and twelve months ended December 31, 2021 include a $44 million expense to establish the initial allowance for expected lifetime credit losses for acquired finance receivables of AFF. See “Retail POS Payment Solutions Segment Results” below.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$117,330	$120,046
Accounts receivable, net	57,792	55,356
Pawn loans	390,617	347,973
Finance receivables, net (1)	103,494	181,021
Inventories	288,339	263,311
Leased merchandise, net (1)	153,302	143,944
Prepaid expenses and other current assets	19,788	17,707
Total current assets	1,130,662	1,129,358

Property and equipment, net	538,681	462,526
Operating lease right of use asset	307,009	306,061
Goodwill	1,581,381	1,536,178
Intangible assets, net	330,338	388,184
Other assets	9,415	8,531
Deferred tax assets, net	7,381	5,614
Total assets	$3,904,867	$3,836,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$139,460	$244,327
Customer deposits and prepayments	63,125	57,310
Lease liability, current	92,944	90,570
Total current liabilities	295,529	392,207

Revolving unsecured credit facilities	339,000	259,000
Senior unsecured notes	1,035,698	1,033,904
Deferred tax liabilities, net	151,759	126,098
Lease liability, non-current	203,115	203,166
Other liabilities	—	13,950
Total liabilities	2,025,101	2,028,325

Stockholders’ equity:
Common stock	573	573
Additional paid-in capital	1,734,528	1,724,956
Retained earnings	1,060,603	866,679
Accumulated other comprehensive loss	(106,573)	(131,299)
Common stock held in treasury, at cost	(809,365)	(652,782)
Total stockholders’ equity	1,879,766	1,808,127
Total liabilities and stockholders’ equity	$3,904,867	$3,836,452

Certain amounts in the consolidated balance sheet as of December 31, 2021 have been reclassified in order to conform to the 2022 presentation.

(1)See reconciliation of reported AFF earning asset balances to AFF earning asset balances adjusted to exclude the impacts of purchase accounting as of December 31, 2021 in the “Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expense of pawn-store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expenses of certain operations-focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

U.S. Pawn Segment Results

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the U.S. pawn segment, as of December 31, 2022 as compared to December 31, 2021 (dollars in thousands, except as otherwise noted):

	As of December 31,
	2022	2021	Increase
U.S. Pawn Segment
Earning assets:
Pawn loans	$282,089	$256,311	10%
Inventories	202,594	197,486	3%
	$484,683	$453,797	7%

Average outstanding pawn loan amount (in ones)	$247	$222	11%

Composition of pawn collateral:
General merchandise	30%	34%
Jewelry	70%	66%
	100%	100%

Composition of inventories:
General merchandise	41%	45%
Jewelry	59%	55%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turnover (trailing twelve months cost of merchandise sales divided by average inventories)	2.7 times	2.8 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the three months ended December 31, 2022 as compared to the three months ended December 31, 2021 (dollars in thousands):

	Three Months Ended
	December 31,
	2022	2021	Increase
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$222,383	$211,906	5%
Pawn loan fees	99,112	85,337	16%
Wholesale scrap jewelry sales	17,851	6,946	157%
Total revenue	339,346	304,189	12%

Cost of revenue:
Cost of retail merchandise sold	129,711	120,584	8%
Cost of wholesale scrap jewelry sold	15,743	6,208	154%
Total cost of revenue	145,454	126,792	15%

Net revenue	193,892	177,397	9%

Segment expenses:
Operating expenses	104,467	98,827	6%
Depreciation and amortization	5,944	5,843	2%
Total segment expenses	110,411	104,670	5%

Segment pre-tax operating income	$83,481	$72,727	15%

Operating metrics:
Retail merchandise sales margin	42%	43%
Net revenue margin	57%	58%
Segment pre-tax operating margin	25%	24%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the twelve months ended December 31, 2022 as compared to the twelve months ended December 31, 2021 (dollars in thousands):

	Twelve Months Ended
	December 31,
	2022	2021	Increase
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$818,548	$742,374	10%
Pawn loan fees	373,416	305,350	22%
Wholesale scrap jewelry sales	63,004	27,163	132%
Total revenue	1,254,968	1,074,887	17%

Cost of revenue:
Cost of retail merchandise sold	478,718	416,039	15%
Cost of wholesale scrap jewelry sold	54,893	22,886	140%
Total cost of revenue	533,611	438,925	22%

Net revenue	721,357	635,962	13%

Segment expenses:
Operating expenses	407,039	380,895	7%
Depreciation and amortization	23,205	22,234	4%
Total segment expenses	430,244	403,129	7%

Segment pre-tax operating income	$291,113	$232,833	25%

Operating metrics:
Retail merchandise sales margin	42%	44%
Net revenue margin	57%	59%
Segment pre-tax operating margin	23%	22%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

The Company’s management reviews and analyzes operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	December 31,		Favorable /
	2022	2021	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.4	20.6	6%
Three months ended	19.7	20.7	5%
Twelve months ended	20.1	20.3	1%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.9	7.7	(3)%
Three months ended	7.8	7.7	(1)%
Twelve months ended	7.7	7.7	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,810	3,981	(21)%
Three months ended	4,809	3,880	(24)%
Twelve months ended	4,253	3,742	(14)%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America pawn segment, as of December 31, 2022 as compared to December 31, 2021 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				December 31,
	As of December 31,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Earning assets:
Pawn loans	$108,528	$91,662	18%	$102,573	12%
Inventories	85,745	65,825	30%	81,013	23%
	$194,273	$157,487	23%	$183,586	17%

Average outstanding pawn loan amount (in ones)	$83	$77	8%	$79	3%

Composition of pawn collateral:
General merchandise	67%	67%
Jewelry	33%	33%
	100%	100%

Composition of inventories:
General merchandise	71%	68%
Jewelry	29%	32%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turnover (trailing twelve months cost of merchandise sales divided by average inventories)	4.2 times	4.2 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the three months ended December 31, 2022 as compared to the three months ended December 31, 2021 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			December 31,
	December 31,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$139,167	$116,008	20%	$132,671	14%
Pawn loan fees	50,665	43,649	16%	48,288	11%
Wholesale scrap jewelry sales	9,887	6,184	60%	9,887	60%
Total revenue	199,719	165,841	20%	190,846	15%

Cost of revenue:
Cost of retail merchandise sold	92,392	74,246	24%	88,104	19%
Cost of wholesale scrap jewelry sold	8,190	5,264	56%	7,789	48%
Total cost of revenue	100,582	79,510	27%	95,893	21%

Net revenue	99,137	86,331	15%	94,953	10%

Segment expenses:
Operating expenses	51,680	46,017	12%	49,472	8%
Depreciation and amortization	4,805	4,446	8%	4,629	4%
Total segment expenses	56,485	50,463	12%	54,101	7%

Segment pre-tax operating income	$42,652	$35,868	19%	$40,852	14%

Operating metrics:
Retail merchandise sales margin	34%	36%		34%
Net revenue margin	50%	52%		50%
Segment pre-tax operating margin	21%	22%		21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the twelve months ended December 31, 2022 as compared to the twelve months ended December 31, 2021 (dollars in thousands):

				Constant Currency Basis
				Twelve Months
				Ended
	Twelve Months Ended			December 31,
	December 31,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$447,523	$391,875	14%	$444,463	13%
Pawn loan fees	187,974	170,432	10%	186,673	10%
Wholesale scrap jewelry sales	39,969	30,027	33%	39,969	33%
Total revenue	675,466	592,334	14%	671,105	13%

Cost of revenue:
Cost of retail merchandise sold	288,449	247,425	17%	286,487	16%
Cost of wholesale scrap jewelry sold	33,411	26,243	27%	33,162	26%
Total cost of revenue	321,860	273,668	18%	319,649	17%

Net revenue	353,606	318,666	11%	351,456	10%

Segment expenses:
Operating expenses	193,254	179,020	8%	192,151	7%
Depreciation and amortization	18,325	17,834	3%	18,283	3%
Total segment expenses	211,579	196,854	7%	210,434	7%

Segment pre-tax operating income	$142,027	$121,812	17%	$141,022	16%

Operating metrics:
Retail merchandise sales margin	36%	37%		36%
Net revenue margin	52%	54%		52%
Segment pre-tax operating margin	21%	21%		21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

The Company completed the AFF acquisition on December 17, 2021, and the results of operations of AFF have been consolidated since the acquisition date. As a result of purchase accounting, AFF’s as reported earning assets, consisting of leased merchandise and finance receivables, contain significant fair value adjustments as of December 31, 2021. The fair value adjustments to AFF’s acquired earning assets were fully amortized during 2022 and therefore, will not impact AFF’s earning assets or segment earnings in 2023 and beyond.

The following table provides a detail of leased merchandise as reported and as adjusted to exclude the impacts of purchase accounting as of December 31, 2022 and 2021 (in thousands):

	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
As of December 31, 2022
Leased merchandise, before allowance for lease losses	$233,974	$—	$233,974
Less allowance for lease losses	(79,576)	—	(79,576)
Leased merchandise, net (1)	$154,398	$—	$154,398

As of December 31, 2021
Leased merchandise, before allowance for lease losses (2)	$149,386	$53,829	$203,215
Less allowance for lease losses (3)	(5,442)	(61,526)	(66,968)
Leased merchandise, net	$143,944	$(7,697)	$136,247

(1)Includes $1 million of intersegment transactions related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores that are eliminated upon consolidation.

(2)As reported acquired leased merchandise was recorded at fair value (which includes estimates for charge-offs) in conjunction with purchase accounting. Adjustment represents the difference between the original depreciated cost and fair value of the remaining acquired leased merchandise.

(3)As reported allowance for lease losses as of December 31, 2021 represents the provision for lease losses for leases originated between December 17, 2021 and December 31, 2021. Adjustment represents the remaining allowance for lease losses of acquired leased merchandise, which is included in the fair value of the acquired leased merchandise described in (2) above.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table provides a detail of finance receivables as reported and as adjusted to exclude the impacts of purchase accounting as of December 31, 2022 and 2021 (in thousands):

	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
As of December 31, 2022
Finance receivables, before allowance for loan losses	$188,327	$—	$188,327
Less allowance for loan losses	(84,833)	—	(84,833)
Finance receivables, net	$103,494	$—	$103,494

As of December 31, 2021
Finance receivables, before allowance for loan losses (1)	$256,595	$(42,657)	$213,938
Less allowance for loan losses	(75,574)	—	(75,574)
Finance receivables, net	$181,021	$(42,657)	$138,364

(1)As reported acquired finance receivables were recorded at fair value in conjunction with purchase accounting. Adjustment represents the difference between the original amortized cost basis and fair value of the remaining acquired finance receivables.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

AFF’s as reported results of operations contain significant purchase accounting impacts. The following tables present segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the three and twelve months ended December 31, 2022 and the period from December 17, 2021 through December 31, 2021 (in thousands):

	Three Months Ended December 31, 2022
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$166,427	$—	$166,427
Interest and fees on finance receivables	46,241	7,859	54,100
Total revenue	212,668	7,859	220,527

Cost of revenue:
Depreciation of leased merchandise	91,090	(901)	90,189
Provision for lease losses	29,913	—	29,913
Provision for loan losses	35,049	—	35,049
Total cost of revenue	156,052	(901)	155,151

Net revenue	56,616	8,760	65,376

Segment expenses:
Operating expenses	33,364	—	33,364
Depreciation and amortization	756	—	756
Total segment expenses	34,120	—	34,120

Segment pre-tax operating income	$22,496	$8,760	$31,256

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

	Twelve Months Ended December 31, 2022
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$622,163	$—	$622,163
Interest and fees on finance receivables	181,280	42,657	223,937
Total revenue	803,443	42,657	846,100

Cost of revenue:
Depreciation of leased merchandise	354,104	(7,697)	346,407
Provision for lease losses	140,118	—	140,118
Provision for loan losses	118,502	—	118,502
Total cost of revenue	612,724	(7,697)	605,027

Net revenue	190,719	50,354	241,073

Segment expenses:
Operating expenses	128,616	—	128,616
Depreciation and amortization	2,912	—	2,912
Total segment expenses	131,528	—	131,528

Segment pre-tax operating income	$59,191	$50,354	$109,545

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

	December 17, 2021 - December 31, 2021
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$22,720	$—	$22,720
Interest and fees on finance receivables	9,024	1,708	10,732
Total revenue	31,744	1,708	33,452

Cost of revenue:
Depreciation of leased merchandise	12,826	(404)	12,422
Provision for lease losses	5,442	—	5,442
Provision for loan losses (1)	48,952	(44,250)	4,702
Total cost of revenue	67,220	(44,654)	22,566

Net revenue (loss)	(35,476)	46,362	10,886

Segment expenses:
Operating expenses	4,917	—	4,917
Depreciation and amortization	122	—	122
Total segment expenses	5,039	—	5,039

Segment pre-tax operating income (loss)	$(40,515)	$46,362	$5,847

(1)As reported provision for loan losses includes the establishment of the initial allowance for expected lifetime credit losses for acquired finance receivables not considered purchased credit deteriorated, which is recorded as an expense in the provision for loan losses.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. pawn segment, Latin America pawn segment and retail POS payment solutions segment, discussed above, to consolidated net income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Consolidated Results of Operations
Segment pre-tax operating income (loss):
U.S. pawn	$83,481	$72,727	$291,113	$232,833
Latin America pawn	42,652	35,868	142,027	121,812
Retail POS payment solutions (1)	22,496	(40,515)	59,191	(40,515)
Intersegment eliminations (2)	(510)	—	(1,096)	—
Consolidated segment pre-tax operating income	148,119	68,080	491,235	314,130

Corporate expenses and other income:
Administrative expenses	37,061	22,654	147,943	111,259
Depreciation and amortization	14,832	2,764	59,390	5,716
Interest expense	19,959	9,997	70,708	32,386
Interest income	(209)	(276)	(1,313)	(696)
(Gain) loss on foreign exchange	(387)	188	(585)	436
Merger and acquisition expenses	2,027	14,185	3,739	15,449
Gain on revaluation of contingent acquisition consideration	(26,760)	(17,871)	(109,549)	(17,871)
Other expenses (income), net	(10)	(691)	(2,731)	949
Total corporate expenses and other income	46,513	30,950	167,602	147,628

Income before income taxes	101,606	37,130	323,633	166,502

Provision for income taxes	21,540	7,759	70,138	41,593

Net income	$80,066	$29,371	$253,495	$124,909

(1)The AFF segment results are significantly impacted by certain purchase accounting adjustments, as noted in the retail POS payment solutions segment results of operations above. Adjusted retail POS payment solutions segment pre-tax operating income, excluding such purchase accounting adjustments, was $31 million and $110 million for the three and twelve months ended December 31, 2022, respectively, and $6 million for both the three and the twelve months ended December 31, 2021. The three and twelve months ended December 31, 2021 include the results of operations for AFF for the period December 17, 2021 to December 31, 2021.

(2)Represents the elimination of intersegment transactions related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores. Intersegment retail merchandise sales of $2 million, cost of retail merchandise sold of $1 million, depreciation of leased merchandise of $0.4 million and provision for lease losses of $0.2 million for the three months ended December 31, 2022 were eliminated. Intersegment retail merchandise sales of $5 million, cost of retail merchandise sold of $3 million, depreciation of leased merchandise of $1 million and provision for lease losses of $1 million for the twelve months ended December 31, 2022 were eliminated.

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of December 31, 2022, the Company operated 2,872 pawn store locations comprised of 1,101 stores in 25 U.S. states and the District of Columbia, 1,682 stores in 32 states in Mexico, 61 stores in Guatemala, 14 stores in Colombia and 14 stores in El Salvador.

The following tables detail pawn store count activity for the three and twelve months ended December 31, 2022:

	Three Months Ended December 31, 2022
	U.S.	Latin America	Total
Total locations, beginning of period	1,076	1,763	2,839
New locations opened (1)	—	17	17
Locations acquired	27	1	28
Consolidation of existing pawn locations (2)	(2)	(10)	(12)
Total locations, end of period	1,101	1,771	2,872

	Twelve Months Ended December 31, 2022
	U.S.	Latin America	Total
Total locations, beginning of period	1,081	1,744	2,825
New locations opened (1)	—	45	45
Locations acquired	30	1	31
Consolidation of existing pawn locations (2)	(10)	(19)	(29)
Total locations, end of period	1,101	1,771	2,872

(1)In addition to new store openings, the Company strategically relocated one store in Latin America during the three months ended December 31, 2022. During the twelve months ended December 31, 2022, the Company relocated two stores in the U.S. and two stores in Latin America.

(2)Store consolidations were primarily acquired locations over the past six years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

POS Payment Solutions

As of December 31, 2022, AFF provided LTO and retail POS solutions for consumer goods and services through a network of approximately 9,200 active retail merchant partner locations located in all 50 U.S. states, the District of Columbia and Puerto Rico.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF and the impacts of purchase accounting with respect to the AFF acquisition, in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S.-dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above-or below-market lease liabilities of Cash America, which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022		2021		2022		2021
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$80,066	$1.72	$29,371	$0.70	$253,495	$5.36	$124,909	$3.04
Adjustments, net of tax:
Merger and acquisition expenses	1,561	0.03	10,922	0.26	2,878	0.06	11,872	0.29
Non-cash foreign currency (gain) loss related to lease liability	(685)	(0.01)	195	0.01	(930)	(0.02)	451	0.01
AFF purchase accounting adjustments (1)	17,660	0.38	37,278	0.89	82,432	1.74	37,278	0.91
Gain on revaluation of contingent acquisition consideration (2)	(21,952)	(0.47)	(13,761)	(0.33)	(90,035)	(1.91)	(13,761)	(0.33)
Other expenses (income), net	(8)	—	(533)	(0.01)	(2,103)	(0.04)	730	0.02
Adjusted net income and diluted earnings per share	$76,642	$1.65	$63,472	$1.52	$245,737	$5.19	$161,479	$3.94

(1)See detail of the AFF purchase accounting adjustments in tables below.

(2)The gain on revaluation of contingent acquisition consideration is the result of the change in the estimated fair value of the contingent acquisition consideration liability, which as of December 31, 2022 had an estimated fair value of $0. Given the macro-driven slowdown in origination activity compared to the forecasts at the time the AFF acquisition was negotiated in the summer of 2021, the Company no longer expects to pay any material amount of the contingent consideration as of December 31, 2022.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$2,027	$466	$1,561	$14,185	$3,263	$10,922
Non-cash foreign currency (gain) loss related to lease liability	(979)	(294)	(685)	278	83	195
AFF purchase accounting adjustments (1)	22,935	5,275	17,660	48,413	11,135	37,278
Gain on revaluation of contingent acquisition consideration	(26,760)	(4,808)	(21,952)	(17,871)	(4,110)	(13,761)
Other expenses (income), net	(10)	(2)	(8)	(691)	(158)	(533)
Total adjustments	$(2,787)	$637	$(3,424)	$44,314	$10,213	$34,101

	Twelve Months Ended December 31,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$3,739	$861	$2,878	$15,449	$3,577	$11,872
Non-cash foreign currency (gain) loss related to lease liability	(1,329)	(399)	(930)	644	193	451
AFF purchase accounting adjustments (1)	107,055	24,623	82,432	48,413	11,135	37,278
Gain on revaluation of contingent acquisition consideration	(109,549)	(19,514)	(90,035)	(17,871)	(4,110)	(13,761)
Other expenses (income), net	(2,731)	(628)	(2,103)	949	219	730
Total adjustments	$(2,815)	$4,943	$(7,758)	$47,584	$11,014	$36,570

(1)The following tables detail AFF purchase accounting adjustments (in thousands):

	Three Months Ended December 31,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$7,859	$1,807	$6,052	$1,708	$392	$1,316
Amortization of fair value adjustment on acquired leased merchandise	901	208	693	404	93	311
Amortization of acquired intangible assets	14,175	3,260	10,915	2,051	472	1,579
Provision for loan losses (establish initial allowance for expected lifetime credit losses for non-purchase credit deteriorated (“PCD”) loans)	—	—	—	44,250	10,178	34,072
Total AFF purchase accounting adjustments	$22,935	$5,275	$17,660	$48,413	$11,135	$37,278

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

	Twelve Months Ended December 31,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$42,657	$9,811	$32,846	$1,708	$392	$1,316
Amortization of fair value adjustment on acquired leased merchandise	7,697	1,772	5,925	404	93	311
Amortization of acquired intangible assets	56,701	13,040	43,661	2,051	472	1,579
Provision for loan losses (establish initial allowance for expected lifetime credit losses for non-PCD loans)	—	—	—	44,250	10,178	34,072
Total AFF purchase accounting adjustments	$107,055	$24,623	$82,432	$48,413	$11,135	$37,278

The fair value adjustments on acquired finance receivables and leased merchandise resulted from the recognition of these acquired assets at fair value in purchase accounting, the amortization of which is non-cash. The fair value adjustments related to acquired finance receivables and acquired leased merchandise were fully amortized as of December 31, 2022. The acquired intangible assets will be amortized through 2028.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income	$80,066	$29,371	$253,495	$124,909
Income taxes	21,540	7,759	70,138	41,593
Depreciation and amortization	26,337	13,175	103,832	45,906
Interest expense	19,959	9,997	70,708	32,386
Interest income	(209)	(276)	(1,313)	(696)
EBITDA	147,693	60,026	496,860	244,098
Adjustments:
Merger and acquisition expenses	2,027	14,185	3,739	15,449
Non-cash foreign currency (gain) loss related to lease liability	(979)	278	(1,329)	644
AFF purchase accounting adjustments (1)	8,760	46,362	50,354	46,362
Gain on revaluation of contingent acquisition consideration	(26,760)	(17,871)	(109,549)	(17,871)
Other expenses (income), net	(10)	(691)	(2,731)	949
Adjusted EBITDA	$130,731	$102,289	$437,344	$289,631
(1)Excludes $14 million and $57 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three and twelve months ended December 31, 2022, respectively, which is already included in the add-back of depreciation and amortization to net income used to calculate EBITDA. For both the three and twelve months ended December 31, 2021, $2 million was excluded.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash, generated by business operations, that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Cash flow from operating activities	$143,507	$85,454	$469,305	$223,304
Cash flow from investing activities:
Pawn loans, net (1)	38,890	(2,703)	(35,817)	(73,340)
Finance receivables, net	(35,719)	(5,844)	(85,353)	(5,844)
Purchases of furniture, fixtures, equipment and improvements	(5,956)	(10,414)	(35,586)	(42,022)
Free cash flow	140,722	66,493	312,549	102,098
Merger and acquisition expenses paid, net of tax benefit	1,561	10,922	2,878	11,872
Adjusted free cash flow	$142,283	$77,415	$315,427	$113,970

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics, adjusted to exclude the impacts of purchase accounting, provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables elsewhere in this release for additional reconciliation of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Additionally, the following table provides a reconciliation of consolidated total revenue, presented in accordance with GAAP, to adjusted total revenue, which excludes the impacts of purchase accounting (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Total revenue, as reported	$749,344	$501,774	$2,728,942	$1,698,965
AFF purchase accounting adjustments (1)	7,859	1,708	42,657	1,708
Adjusted total revenue	$757,203	$503,482	$2,771,599	$1,700,673

(1)Adjustment relates to the net amortization of the fair value premium on acquired finance receivables, which is recognized as an adjustment to interest income on an effective yield basis over the lives of the acquired finance receivables. See the retail POS payment solutions segment tables elsewhere in this release for additional segment-level reconciliations.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar. See the Latin America pawn segment tables elsewhere in this release for additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:    (817) 886-6998
Email:    gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:    investorrelations@firstcash.com
Website:    investors.firstcash.com